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Press Release

iStar Reports Second Quarter 2018 Results and Initiates Quarterly Common Dividend

NEW YORK, August 2, 2018

iStar (NYSE: STAR) today reported results for the second quarter ended June 30, 2018.

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

Highlights for the quarter include:

- Net income of $42.9 million or $0.54 per diluted share
- Adjusted net income of $43.6 million or $0.55 per diluted share
- Initiated quarterly dividend of $0.09 per share, or $0.36 per share on an annualized basis, with the first payment on August 31 to shareholders of record on August 15
- $269 million of originations from core new loan and net lease businesses
- $190 million in proceeds from legacy asset sales
- $146 million reduction (84%) of non-performing loans
- Consolidated Net Lease Venture I and recognized a gain of $68M, formed Net Lease Venture II subsequent to the end of the quarter
- Upsized new term loan to $650M from $377M and repriced coupon 25bps lower

"With solid earnings, a strong balance sheet and substantial liquidity, we are delighted to begin paying a regular quarterly dividend to our shareholders," said Jay Sugarman, iStar's Chairman and Chief Executive Officer.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	(800) 288-8960
International:	(612) 332-0342

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 7:00 p.m. ET on August 2, 2018 through 11:59 p.m. ET on August 16, 2018 by calling:

Replay:	(800) 475-6701
International:	(320) 365-3844
Access Code:	451422

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iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and $40 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust ("REIT"), with a diversified portfolio focused on larger assets located in major metropolitan markets. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks, Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036

T 212.930.9400
investors@istar.com